      As filed with the Securities and Exchange Commission on June 3, 1997

                                                     Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                                   ITRON, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       WASHINGTON                                             91-1011792
 (State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification Number)

                                          2818 N. SULLIVAN ROAD
                                             P.O. BOX 15288
                                     SPOKANE, WASHINGTON 99216-1897
                                             (509) 924-9900
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                           DAVID G. REMINGTON
                                         CHIEF FINANCIAL OFFICER
                                               ITRON, INC.
                                          2818 N. SULLIVAN ROAD
                                             P.O. BOX 15288
                                     SPOKANE, WASHINGTON 99216-1897
                                             (509) 924-9900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------
                                               Copies to:
                                          LINDA A. SCHOEMAKER
                                             PERKINS COIE
                                     1201 THIRD AVENUE, 40TH FLOOR
                                    SEATTLE, WASHINGTON 98101-3099
                                            (206) 583-8888

                                          ---------------------

Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME, AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              ---------------------
                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                       PROPOSED           PROPOSED         AMOUNT OF
       TITLE OF EACH CLASS                          AMOUNT TO BE   MAXIMUM OFFERING  MAXIMUM AGGREGATE    REGISTRATION
 OF SECURITIES TO BE REGISTERED                      REGISTERED     PRICE PER UNIT     OFFERING PRICE         FEE
-----------------------------------------------------------------------------------------------------------------------
6 3/4% Convertible Subordinated Notes Due 2004...... $63,400,000        100%(1)        $63,400,000(1)         $19,212
-----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value (Conversion Shares)(4)...     (2)             ----               ----                (3)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value(4).......................  2,638,600        $25.13(5)         $66,308,018(5)         $20,093
-----------------------------------------------------------------------------------------------------------------------

(1)  Computed in accordance with Rule 457(o) under the Securities Act of 1933.
(2) Such indeterminate number of shares of Common Stock as shall be required for issuance upon conversion of the Notes being registered hereunder.
(3) No additional consideration will be received for the Common Stock (Conversion Shares) and, therefore, no registration fee is required pursuant to fpRule 457(i).
(4)  Includes associated Common Stock Purchase Rights.
(5) Computed in accordance with Rule 457(c), based on the average of the high low sale prices of the Common Stock on May 27, 1997.

                              ---------------------

   THE REGISTRANT HEREBY UNDERTAKES TO AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 3, 1997
                                  ITRON, INC.
                                  $63,400,000

                              -------------------

                 6 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                                      AND
                             SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF
                                      AND
                        2,638,600 SHARES OF COMMON STOCK

                              -------------------

         This Prospectus relates to the $63,400,000 aggregate principal amount of 6 3/4% Convertible Subordinated Notes Due 2004 (the "Notes") of Itron, Inc. ("Itron" or the "Company") and the shares of Common Stock, no par value (the "Common Stock"), of the Company issuable upon the conversion of the Notes (the "Conversion Shares"). In addition, pursuant to registration rights agreements entered into between the Company and certain shareholders of the Company, this Prospectus relates to 2,638,600 shares of Common Stock (the "Shares"). The Notes, the Conversion Shares and the Shares may be offered from time to time for the accounts of the holders named herein (the "Selling Securityholders").

         The Notes are convertible, in whole or in part, at the option of the holder (the "Holder") at any time prior to the close of business on the business day immediately preceding the maturity date, unless previously redeemed, into shares of Common Stock at a conversion price of $23.70 per share (equivalent to a conversion rate of 42.194 shares per $1,000 principal amount of Notes), subject to adjustment in certain circumstances. Interest on the Notes is payable semiannually on March 31 and September 30 of each year, commencing on September 30, 1997.

         The Notes are redeemable, in whole or in part, at the option of the Company at any time on or after April 4, 2000 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. No sinking fund is provided for the Notes. If a Change in Control (as defined in the Indenture) of the Company occurs, Holders of Notes may elect to require the Company to repurchase their Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof plus accrued interest through the date of repurchase.

         The Notes are general unsecured obligations of the Company, subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Indenture) of the Company and effectively subordinated in right of payment to the prior payment in full of all indebtedness of the Company's subsidiaries. The Indenture does not restrict the Company's ability to incur Senior Indebtedness or additional indebtedness of the Company's subsidiaries. See "Description of Notes--Subordination."

         The Notes, the Conversion Shares and the Shares may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares and the Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes, Conversion Shares or Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes, Conversion Shares or Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Notes, Conversion Shares or Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Notes, the Conversion Shares and the Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Selling Securityholders" and "Plan of Distribution."

         The Notes have been designated for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to this Prospectus are not expected to remain eligible for trading on the PORTAL Market. The Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "ITRI." On June 2, 1997, the last reported sale price of the Common Stock on Nasdaq was $26.25 per share.

THE NOTES, CONVERSION SHARES AND SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
                                     RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                             _____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             _____________________



                 The date of this Prospectus is June __, 1997.

                             AVAILABLE INFORMATION

         Itron, a Washington corporation, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Itron.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, also are available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. Copies of any such documents, other than exhibits to such documents that are not specifically incorporated by reference therein, are available without charge to any person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request to the Secretary, Itron, Inc., 2818 N. Sullivan Road, P.O. Box 15288, Spokane, Washington 99216-1897, telephone number (509) 924-9900.

                           FORWARD-LOOKING STATEMENTS

         When included in this Prospectus or in documents incorporated herein by reference, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions, are intended to identify forward-looking statements. Such statements, which include statements contained in "The Company" and "Risk Factors," are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties include, among others, changes in the utility regulatory environment, delays or difficulties in introducing new products, increased competition and various other matters, many of which are beyond the Company's control. These forward-looking statements speak only as of the date of this Prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, other than as expressly required by the Securities Act and the rules promulgated thereunder.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

         3. The Company's Current Reports on Form 8-K dated March 18, 1997 and May 2, 1997; and

         4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 18, 1993.

         All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

         Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                                  THE COMPANY

         Itron is a leading global provider to the utility industry of data acquisition and wireless communications solutions for collecting, communicating and analyzing electric, gas and water usage. The Company designs, develops, manufactures, markets, installs and services hardware, software and integrated systems for handheld computer-based electronic meter reading ("EMR"), automatic meter reading ("AMR") and other measurement systems.

         Since the early 1980s, Itron has been the leading supplier of EMR systems to utilities. Today, Itron's EMR systems are installed at over 1,500 utility customers in more than 40 countries and are being used to read approximately 275 million meters worldwide. Itron's EMR systems are installed at 80% of the 249 utilities in North America with 50,000 or more meters, including 21 of the largest 25 utilities. EMR systems and services currently account for approximately 25% of the Company's total revenues.

         In the early 1990s, Itron expanded its product line to include AMR systems and services. The Company estimates there are approximately 268 million meters in North America, of which only approximately 12 million, or 5%, currently have installed AMR technology. Outside North America, the Company estimates there are two to three times that number of meters and minimal AMR installations. The Company has shipped over 9.0 million AMR meter modules to 279 utilities as of March 31, 1997, and has thereby established itself as the world's leading supplier of AMR systems. Sixty-one of these 279 utilities have made a sizable commitment to Itron AMR products by having installed at least 10,000 Itron AMR meter modules. AMR systems and services now represent approximately 75% of the Company's total revenues.

         The Company's AMR systems and products were initially developed to enable utilities to reduce operating costs and improve quality of service and are being expanded to provide a full range of utility- and nonutility-related data management capabilities and communications-based options. The Company believes its AMR product offerings are more extensive than those of any other AMR supplier. The Company's AMR systems and products support electric, gas, water and combination utilities and include solutions for all classes of utility customers -- residential, commercial and industrial. The Company's AMR solutions involve the use of radio and, in some instances, telephone technology to collect meter data. The Company's radio-based AMR solutions include handheld ("Off-Site"), vehicle-based ("Mobile") and fixed network ("Fixed Network") reading technology options. Each of the radio-based reading options utilizes the same AMR meter module technology, which therefore provides a compatible migration path from basic Off-Site AMR to more advanced Mobile and Fixed Network systems. This compatibility allows Itron's customers to initiate AMR installation on a limited number of meters with the flexibility to expand to full-scale, system-wide implementation on a large number of meters, where multiple AMR solutions may be required. The range of Itron's AMR product offerings enables its customers to deploy the solutions that are the most effective in each portion of the utility's service territory at the appropriate time.

         Regulatory reform initiatives and merger activity are causing significant changes in the utility industry and have recently caused some utility customers to delay implementation of AMR technology. The Company believes that regulatory reform will require more frequent collection of meter data with a degree of resolution not previously needed and therefore will increase demand for AMR products. In addition, the Company believes that, over the long term, regulatory reform in many states will create new AMR opportunities for the Company such as the development of reconciliation systems for the supply of power to, and purchase of power from, the electric power transmission grids, software to support the complex billing for large commercial and industrial customers, franchise operations, national accounts and aggregators (power brokers that purchase power on behalf of many customers), and products to support nontraditional utility applications such as energy management programs, home automation systems, and premise monitoring services, such as home security.

         The Company believes that its broad offering of AMR products provides utilities and other industry participants with numerous options for converting recurring operating expenses of meter reading into strategic investments that provide high-value communications links with customers. The Company believes this extensive product portfolio, along with significant experience in high-volume AMR meter module production, established relationships with over 1,500 utilities worldwide, proven interfaces with numerous utility host billing systems, and advanced software for large commercial and industrial customers and power exchanges, positions the Company to take advantage of this significant AMR market opportunity.

RECENT EVENTS UPDATE--ENVIRONMENT IN THE UTILITY INDUSTRY

         Recent regulatory developments may have an effect on the Company's business in California. On May 6, 1997, the California Public Utilities Commission ("CPUC") issued two decisions with respect to the restructuring of California's electric services industry. Itron has reviewed the decisions and believes the key points as they relate to Itron's business are as follows: (i) competition in the supply of electricity ("Direct Access") will commence for all customer classes on January 1, 1998; (ii) metering, billing and other "revenue cycle" services for Direct Access customers will become subject to competition by January 1, 1998 for larger customers, and by January 1, 1999 for all others;
(iii) those larger customers choosing Direct Access must have a meter that, at a minimum, measures time of day usage in hourly increments; (iv) smaller customers who elect Direct Access will continue to be metered on a monthly basis without any equipment upgrade required or may elect to install, at their own expense, meters capable of measuring time of day usage in hourly increments; and (v) for smaller customers who choose Direct Access and who continue to rely upon monthly consumption metering, the May 6, 1997 CPUC decisions contemplate that load profiling (statistical information concerning time of day usage patterns) will be used in lieu of actual hourly consumption information and that the appropriateness of the use of load profiles will be re-evaluated at a later date. The CPUC has requested industry groups to propose by July 25, 1997 open architecture standards for metering and meter data communication. No customer will be required to elect Direct Access. While the decisions hold that a distribution company will not be entitled to any ratemaking relief associated with the adoption of AMR (i.e., utility shareholders will be at risk for the full recovery of the technology's costs), they provide that a utility's revenue requirement associated with metering will not be lowered for any cost savings achieved through adoption of AMR, and thus any cost savings resulting from AMR will accrue to the utility's shareholders. The decisions further provide a regulatory framework for AMR adoption in California. Although there can be no assurance as to the effect these decisions will have on Itron's business, Itron believes that the decisions will have a generally favorable effect on sales of the Company's products in California. Itron believes it is well-positioned to serve its core customers (the regulated utility distribution companies) as well as its emerging potential customers (non-regulated affiliates of regulated utilities and, as appropriate, energy service providers unaffiliated with incumbent utilities) in the new California utility industry structure.

         Itron's subsidiary Utility Translation Systems, Inc. ("UTS") was recently awarded a contract by the Independent System Operator in California (i.e., the new institution that will operate the electric transmission system in that state) to provide a system to meter the injection of power into and the withdrawal of power from the transmission grid.

                                  RISK FACTORS

         The securities offered hereby involve a high degree of risk. Prospective purchasers should consider carefully the following factors, in addition to the other information contained or incorporated by reference in this Prospectus.

         Dependence on Utility Industry; Uncertainty Resulting From Mergers and Acquisitions and Regulatory Reform. The Company derives substantially all of its revenues from sales of its products and services to the utility industry. The Company has experienced variability of operating results on both an annual and a quarterly basis due primarily to utility purchasing patterns and delays of purchasing decisions as a result of mergers and acquisitions in the utility industry and changes or potential changes to the federal and state regulatory frameworks within which the electric utility industry operates.

         The utility industry, both domestic and foreign, is generally characterized by long budgeting, purchasing and regulatory process cycles that can take up to several years to complete. The Company's utility customers typically issue requests for quotes and proposals, establish committees to evaluate the purchase, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a utility. Purchases of the Company's products are, to a substantial extent, deferrable in the event that utilities reduce capital expenditures as a result of mergers and acquisitions, pending or unfavorable regulatory decisions, poor revenues due to weather conditions, rising interest rates or general economic downturns, among other factors.

         The domestic electric utility industry is currently the focus of regulatory reform initiatives in virtually every state, which initiatives have resulted in significant uncertainty for industry participants and raised concerns regarding assets that would not be considered for recovery through ratepayer charges. Consequently, many utilities are delaying purchasing decisions that involve significant capital commitments. While the Company expects some states will act on these regulatory reform initiatives in the near term, there can be no assurance that the current regulatory uncertainty will be resolved in the near future or that the advent of new regulatory frameworks will not have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, in part as a result of the competitive pressures in the utility industry arising from the regulatory reform process, many utility companies are pursuing merger and acquisition strategies. The Company has experienced considerable delays in purchase decisions by utilities that have become parties to merger or acquisition transactions. Typically, such purchase decisions are put on hold indefinitely when merger negotiations begin. The pattern of merger and acquisition activity among utilities may continue for the foreseeable future. If such merger and acquisition activity continues at its current rate or intensifies, the Company's revenues may continue to be materially adversely affected.

         Certain state regulatory agencies are considering the "unbundling" of metering and certain other services from the basic transport aspects of electricity distribution. Unbundling includes the identification of the separate costs of metering and other services and may extend to allowing competition for metering and other services. For example, in California, for Direct Access customers the decision has been made to open up metering, billing and other "revenue cycle" services to competition. See "The Company--Recent Events Update--Environment in the Utility Industry." The CPUC will issue standards for metering and meter data communications prior to January 1, 1998. The customer for the Company's products and services could change from utilities alone, to utilities and their competitive suppliers of metering services, which change could have a significant impact on the manner in which the Company markets and sells its products and services. The Company might also have to modify its products and services (or develop new products and services) to meet the new standards established for metering or meter data communications.

         Recent Operating Losses. The Company experienced operating losses in each of the past three quarters and may experience losses in the second quarter of 1997. There can be no assurance that the Company will thereafter achieve or maintain consistent profitability on a quarterly or annual basis. The Company has experienced variability of quarterly results and believes its quarterly results will continue to fluctuate as a result of factors such as size and timing of significant customer orders, delays in customer purchasing decisions, timing and levels of operating expenses, shifts in product or sales channel mix, and increased competition. Beginning in 1996, the Company increased its rate of spending on its Fixed Network AMR operations, which has left the Company subject to net operating losses caused by fluctuations in revenues. Recently, the Company's operating margins have been adversely affected by excess manufacturing capacity. The Company expects competition in the AMR market to increase as current competitors and new market entrants introduce competitive products. Operating margins also may be affected by other factors.

         Customer Concentration. The Company's revenues in any particular year tend to be concentrated with a limited number of customers, the identity of which changes from year to year. In 1996, the Company had ten multi-year AMR contracts (excluding outsourcing contracts), which accounted for 44% of AMR revenues, or 33% of total Company revenues. One of these contracts was with Public Service Company of Colorado, and accounted for 22% of the Company's revenues in 1996. These contracts are subject to cancellation or rescheduling by customers. Cancellation or postponement of one or more of these contracts would have a material adverse effect on the Company. For example, beginning in the third quarter of 1996, the Company's revenues were adversely affected by an indefinite delay by a large customer in taking delivery of the Company's products pursuant to a multi-year contract.

         Volatility of Share Price. The price of the Common Stock has traded in the range of $14.50 to $60.00 per share since January 1, 1996. The price of the Common Stock could continue to fluctuate significantly as a result of factors such as the Company's quarterly operating results, announcements by the Company or its competitors, changes in general conditions in the economy, the introduction of new products or technology, changes in earnings estimates by analysts or changes in the financial markets or the utility industry. In addition, in future quarters the Company's results of operations may be below the expectations of equity research analysts and investors, in which event the price of the Common Stock would likely be materially adversely affected. Further, in recent years the stock market has experienced significant price and volume fluctuations. These broad market fluctuations may materially adversely affect the market price of the Common Stock.

         Dependence on New Product Development. The Company has made and expects to continue to make a substantial investment in technology development. The Company's future success will depend in part on its ability to continue to design and manufacture new competitive products and to enhance its existing products and achieve large-scale implementation for its Fixed Network AMR products. This product development will require continued substantial investment in order to maintain the Company's market position. There can be no assurance that unforeseen problems will not occur with respect to the development, performance or market acceptance of the Company's technologies or products. Development schedules for high-technology products are subject to uncertainty, and there can be no assurance that the Company will meet its product development schedules. During 1996, and in previous years, the Company has experienced significant delays and cost overruns in the development of new products, and there can be no assurance that delays or cost overruns will not be experienced in the future. Delays in new product development, including software, can result from a number of causes, including changes in product definition during the development stage, changes in customer requirements, initial failures of products or unexpected behavior of products under certain conditions, failure of third-party supplied components to meet specifications or lack of availability of such components, unplanned interruptions caused by problems with existing products that can result in reassignment of product development resources, and other factors. Delays in the availability of new products or the inability to develop successfully products that meet customer needs could result in the loss of revenue or increased service and warranty costs, any of which would have a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on the Installation, Operations and Maintenance of AMR Systems Pursuant to Outsourcing Contracts. A portion of the Company's business consists of outsourcing, wherein the Company installs, operates and maintains AMR systems that it continues to own in order to provide meter reading and other related services to utilities and their customers. The Company's long-term outsourcing contracts are subject to cancellation or termination in certain circumstances in the event of a material and continuing failure on the Company's part to meet contractual performance standards on a consistent basis over agreed time periods. The Company currently has three outsourcing contracts. The largest of the contracts (the "Duquesne Contract"), which is with Duquesne Light Company ("Duquesne"), involves Fixed Network AMR; the other two utilize a Mobile AMR solution.

         The Duquesne Fixed Network AMR system is at this time only partially installed. Of a total of approximately 615,000 meter modules to be installed, approximately 400,000 will be installed as of May 31, 1997. With respect to the Mobile AMR outsourcing contracts, installation of meter modules has been completed under one contract and has just commenced under the other contract. There can be no assurance that the Company will complete current installation requirements under the Duquesne Contract, the uncompleted Mobile AMR contract and any future outsourcing contracts.

         The Company has experienced delays in performing its obligations under the Duquesne Contract. These delays relate primarily to the development of certain advanced meter reading functions and the software needed to complete these functions. While the Company is currently providing daily consumption meter data and tamper alarm capabilities for approximately 30,000 meters in Duquesne's service territory using its Fixed Network products, and has demonstrated additional advanced metering functions required under the Duquesne Contract, these additional functions are in a late development stage. While the Company believes that the next version of its Fixed Network AMR software will provide remaining advanced functions on a basis acceptable to Duquesne, and that it will complete the development of requisite capabilities to complete the installation of the AMR system specified in the Duquesne Contract in all material respects, there can be no assurance that it will be able to do so.

         By the terms of the Duquesne Contract, the Company has not achieved a defined Phase I milestone. The Company is currently negotiating various amendments to the Duquesne Contract pertaining to Phase I and other matters. Meter modules beyond the 5,000 modules originally specified in the Duquesne Contract for Phase I have been and are being installed without the benefit of Duquesne Contract amendments. Given the large investment already made by the Company in meter modules and network equipment now installed at Duquesne, and the amount of revenues expected under the contract over its 15-year term, which is approximately $150 million, the Company's financial condition would be materially adversely affected if Duquesne were to terminate the Duquesne Contract.

         Increasing Competition. The Company faces competitive pressures from a variety of companies in each of the markets it serves. In the radio-based fixed network AMR market, companies such as CellNet Data Systems, Inc. ("CellNet") currently offer alternative solutions to the utility industry and compete aggressively with the Company. The emerging market for fixed network AMR systems for the utility industry, together with the potential market for other applications once such fixed network systems are in place, have led communications, electronics and utility companies to begin developing various systems, some of which currently compete, and others of which may in the future compete, with the Company's Fixed Network AMR system. These competitors can be expected to offer a variety of technologies and communications approaches, as well as meter reading, installation and other services to utilities and other industry participants.

         The Company believes that several large suppliers of equipment, services or technology to the utility industry have developed or are currently developing competitive products for the AMR market. For example, Schlumberger Ltd. ("Schlumberger") offers a competitive electric meter module for its newly manufactured meters and has entered into a joint venture with Motorola, Inc. for AMR product development. In addition, other large meter manufacturers could expand their current product and services offerings so as to compete directly with the Company. To stimulate demand, and due to increasing competition in the AMR market, the Company has from time to time lowered prices on its AMR products and may continue to do so in the future. The Company also anticipates increasing competition with respect to the features and functions of such products. In the handheld systems market, Itron has encountered competition from a number of companies, resulting in margin pressures in the maturing domestic handheld systems business.

         Many of the Company's present and potential future competitors have substantially greater financial, marketing, technical and manufacturing resources, name recognition and experience than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than the Company. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that increase their ability to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and any failure to do so would have a material adverse effect on the Company's business, financial condition, results of operations and cash flow.

         Uncertainty of Market Acceptance of New Technology. The AMR market is evolving, and it is difficult to predict the future growth rate and size of this market with any assurance. The AMR market did not grow as quickly in 1996 as the Company expected. Further market acceptance of the Company's new AMR products and systems, such as its Fixed Network products, will depend in part on the Company's ability to demonstrate cost effectiveness, and strategic and other benefits, of the Company's products and systems, the utilities' ability to justify such expenditures and the direction and pace of federal and state regulatory reform actions. In the event that the utility industry does not adopt the Company's technology or does not adopt it as quickly as the Company expects, the Company's future results will be materially and adversely affected. International market demand for AMR systems varies by country based on such factors as the regulatory and business environment, labor costs and other economic conditions.

         Rapid Technological Change. The telecommunications industry, including the data transmission segment thereof, currently is experiencing rapid and dramatic technology advances. The advent of computer-linked electronic networks, fiber optic transmission, advanced data digitization technology, cellular and satellite communications capabilities, and private communications networks have greatly expanded communications capabilities and market opportunities. Many companies from diverse industries are actively seeking solutions for the transmission of data over traditional communications media, including radio-based and cellular telephone networks. Competitors may be capable of offering significant cost savings or other benefits to the Company's customers. There can be no assurance that technological advances will not cause the Company's technology to become obsolete or uneconomical.

         Availability and Regulation of Radio Spectrum. A significant portion of the Company's products use radio spectrum and in the United States are subject to regulation by the U.S. Federal Communications Commission (the "FCC"). In the past, the FCC has adopted changes to the requirements for equipment using radio spectrum, and there can be no assurance that the FCC or Congress will not adopt additional changes in the future. Licenses for radio frequencies must be renewed, and there can be no assurance that any license granted to the Company or its customers will be renewed on acceptable terms, if at all. The Company has committed, and will continue to commit, significant resources to the development of products that use particular radio frequencies. Action by the FCC could require modifications to the Company's products, and there can be no assurance that the Company would be able to modify its products to meet such requirements, that it would not experience delays in completing such modifications or that the cost of such modifications would not have a material adverse effect on the Company's future financial condition and results of operations.

         The Company's radio-based products currently employ both licensed and unlicensed radio frequencies. There must be sufficient radio spectrum allocated by the FCC for the use the Company intends. As to the licensed frequencies, there is some risk that there may be insufficient available frequencies in some markets to sustain the Company's planned operations. The unlicensed frequencies are available for a wide variety of uses and are not entitled to protection from interference by other users. In the event that the unlicensed frequencies become unacceptably crowded or restrictive, and no additional frequencies are allocated, the Company's business will be materially adversely affected.

         The Company is also subject to regulatory requirements in international markets that vary by country. To the extent the Company wishes to introduce products designed for use in the United States or another country into a new market, such products may require significant modification or redesign in order to meet frequency requirements and power specifications. Further, in some countries, limitations on frequency availability or the cost of making necessary modifications may preclude the Company from selling its products.

         Dependence on Key Personnel. The Company's success depends in large part upon its ability to retain highly qualified technical and management personnel, the loss of one or more of whom could have a material adverse effect on the Company's business. The Company's success also depends upon its ability to continue to attract and retain highly qualified personnel in all disciplines. There can be no assurance that the Company will be successful in hiring or retaining the requisite personnel.

         Intellectual Property. While the Company believes that its patents, trademarks and other intellectual property have significant value, there can be no assurance that these patents and trademarks, or any patents or trademarks issued in the future, will provide meaningful competitive advantages. There can be no assurance that the Company's patents or pending applications will not be challenged, invalidated or circumvented by competitors or that rights granted thereunder will provide meaningful proprietary protection. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can also be no assurance that such rights will remain protected or that the Company's competitors will not independently develop patentable technologies that are substantially equivalent or superior to the Company's technologies.
On October 3, 1996, the Company brought an action in the United Stated District Court for the District of Minnesota against CellNet claiming infringement of one of Itron's patents. This action is pending, and the discovery phase thereof has commenced. On April 29, 1997, CellNet brought an action against the Company in the United States District Court for the

District of Northern California claiming infringement of one of CellNet's patents. Itron management has reviewed the complaint and believes it to be without merit. There can be no assurance that the Company will prevail in either action or, even if it prevails, that the legal costs incurred by the Company in connection with these actions will not have a material adverse effect on the Company's financial condition or results of operations. See "Legal Proceedings."

         Dependence on Key Vendors and Internal Manufacturing Capabilities. Certain of the Company's products, subassemblies and components are procured from a single source, and others are procured only from limited sources. In particular, the Company currently obtains approximately 50% of its handheld devices from one vendor located in the United Kingdom and obtains all the microcontrollers for its AMR meter modules from a single source, National
Semiconductor.   The Company's reliance on such components or on these sole- or limited-source vendors or subcontractors involves certain risks, including the possibility of shortages and reduced control over delivery schedules, manufacturing capability, quality and costs. In addition, Itron may be affected by worldwide shortages of certain components, such as memory chips. A significant price increase in certain of such components or subassemblies could have a material adverse effect on the Company's results of operations.
Although the Company believes alternative suppliers of these products, subassemblies and components are available, in the event of supply problems from the Company's sole- or limited-source vendors or subcontractors, the Company's inability to develop alternative sources of supply quickly or cost-effectively could materially impair the Company's ability to manufacture its products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations. In the event of a significant interruption in production at the Company's manufacturing facilities, considerable time and effort could be required to establish an alternative production line. Depending on which production line were affected, such a break in production would have a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on Outsourcing Financing. The Company intends to utilize limited recourse, long-term, fixed-rate project financing for its future outsourcing contracts. It has established Itron Finance, Inc. as a wholly owned Delaware subsidiary and plans to establish bankruptcy remote, single and special purpose subsidiaries of Itron Finance, Inc. for this purpose. Although on May 9, 1997, the Company completed the closing of an $8 million AMR project financing, there can be no assurance that it will be able to effect other project financings. If the Company is unable to utilize limited resource, long-term, fixed-rate project financing for its outsourcing contracts, its borrowing capacity will be reduced and it may be subject to the negative effects of floating interest rates if it cannot hedge its exposure on such contracts.

         Ability to Service Debt; Financial Condition. The funds generated by existing operations may not be at levels sufficient to enable the Company to meet its debt service obligations on the Notes (which initially will be $4.3 million annually) and other fixed charges. If the Company fails to achieve and maintain sufficient cash flows from operations, its ability to make payments required with respect to the Notes, including interest and principal payments, will depend on its ability to secure funds from other sources. There can be no assurance that cash flows from future operations of the Company, together with funds from such other sources, if any, will be sufficient to enable the Company to meet its debt service obligations. In January 1997, the Company increased its line of credit from $50 million to $75 million. The line of credit expires on June 30, 1997. While the Company expects the credit facility to be renewed in the ordinary course, there can be no assurance that it will be renewed or will be renewed on terms acceptable to the Company or at sufficient levels.

         International Operations. International sales and operations may be subject to risks such as the imposition of government controls, political instability, export license requirements, restrictions on the export of critical technology, currency exchange rate fluctuations, generally longer receivables collection periods, trade restrictions, changes in tariffs, difficulties in staffing and managing international operations, potential insolvency of international dealers and difficulty in collecting accounts receivable. In addition, the laws of certain countries do not protect the Company's products to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations.

         Absence of Market; Illiquidity of Securities. There is no established trading market for the Notes other than the PORTAL Market,and Notes sold pursuant to this Prospectus are not expected to remain eligible for trading on the PORTAL Market. The Company does not intend to apply for listing of the Notes on any national securities exchange or on The Nasdaq Stock Market. There can be no assurance that an active trading market for the Notes will develop or, if one does develop, that it will be maintained. If an active trading market for the Notes fails to develop or be sustained, the trading price of such Notes could be materially adversely affected and Holders may experience difficulty in reselling the Notes or may be unable to sell them. If a public trading market develops for the Notes, future trading prices of the Notes will depend upon many factors, including, among other things, prevailing interest rates and the market price of the Common Stock.

         Increased Leverage. Primarily as a result of the sale of the Notes, the Company's ratio of total debt to total capitalization increased from approximately 25.7% at December 31, 1996 to approximately 36.6% at March 31, 1997. As a result of this increased debt level, the Company's principal and interest obligations increased substantially. The degree to which the Company has borrowed funds pursuant to the Notes could limit the amount of additional financing the Company may obtain, and/or may result in terms and conditions for any additional financing less favorable than the Company's current borrowing terms and conditions. Increased borrowings could make the Company more vulnerable to economic downturns and competitive pressures. The Company's increased leverage could also materially and adversely affect its liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements, and, in the event of a cash shortfall, the Company could be forced to reduce other expenditures to be able to meet such requirements.

         Subordination. The Notes are general unsecured obligations of the Company, subordinated to all existing and future Senior Indebtedness and effectively subordinated in right of payment to the prior payment in full of all indebtedness of the Company's subsidiaries. As of March 31, 1997, the principal amount of the Company's outstanding Senior Indebtedness was approximately $6.4 million. The Indenture does not limit the amount of indebtedness, including Senior Indebtedness and indebtedness of the Company's subsidiaries, which the Company can incur or guarantee. Upon any distribution of assets of the Company pursuant to any insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the Notes will be subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Indebtedness. In addition, the Company may not repurchase any Notes in certain circumstances involving a Change of Control if at such time the subordination provisions of the Indenture prohibit the Company from making payments of principal in respect of the Notes. The failure to repurchase the Notes when required would result in an Event of Default under the Indenture and might constitute a default under the terms of other indebtedness of the Company. See "Description of Notes."

         Limitation on Repurchase of Notes. In certain circumstances involving a Change of Control, each Holder may require the Company to repurchase all or a portion of such Holder's Notes. In such event, there can be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price. The Company's ability to repurchase the Notes in such event may be limited by law, the Indenture and the terms of other agreements relating to borrowings that constitute Senior Indebtedness, as such indebtedness or agreements may be entered into, replaced, supplemented or amended at any time or from time to time. The Company may be required to refinance Senior Indebtedness in order to make any such payment. The Company may not have the financial ability to repurchase the Notes in the event payment of Senior Indebtedness is accelerated. See "Description of Notes -- Certain Rights to Require Repurchase of Notes."

         Control by Existing Shareholders and Antitakeover Considerations. Current executive officers and directors and their affiliates own or control in the aggregate approximately 27% of the outstanding Common Stock. As a result of such ownership, such persons may have significant influence over all matters requiring approval by the Company's shareholders, including the election of the Company's Board of Directors. The Company has the authority to issue 10 million shares of preferred stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof without any further vote or action by the Company's shareholders. The issuance of preferred stock could dilute the voting power of holders of Common Stock and could have the effect of delaying or preventing a change in control of the Company. Certain provisions of the Company's Restated Articles of Incorporation, Restated Bylaws, shareholder rights plan and employee benefit plans, as well as Washington law, may operate in a manner that could discourage or render more difficult a takeover of the Company or the removal of management or may limit the price certain investors may be willing to pay in the future for shares of Common Stock.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale by the Selling Securityholders of the Notes, Conversion Shares or Shares.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown.



                                                                                                            THREE MONTHS

                                                     YEAR ENDED DECEMBER 31,                               ENDED MARCH 31,
                             ------------------------------------------------------------------------------------------------
                             1992           1993            1994           1995           1996           1996            1997
                             ------------------------------------------------------------------------------------------------
 Ratio of earnings to
 fixed charges               2.5x           8.4x           18.2x            20x           --             17.3x           --

         For purposes of this calculation, earnings consist of income (loss) before income taxes plus fixed charges less capitalized interest. Fixed charges consist of interest on indebtedness, whether expensed or capitalized. The deficiency for purposes of calculating the ratio of earnings to fixed charges was $267,000 for the year ended December 31, 1996 and $4.2 million for the quarter ended March 31, 1997.

                               LEGAL PROCEEDINGS

         On October 3, 1996, Itron filed a patent infringement suit against CellNet in the United States District Court for the District of Minnesota, claiming that CellNet is infringing on the Company's United States Patent No. 5,553,094, entitled "Radio Communication Network for Remote Data Generating Stations," issued on September 3, 1996. The Company is seeking injunctive relief as well as monetary damages, costs and attorneys' fees. CellNet filed a motion for a change of venue of the suit to the Northern District of California, which was denied in January 1997. The discovery phase of this lawsuit has commenced.

         On April 29, 1997, Itron was served with a complaint for patent infringement by CellNet in the United States District Court for the Northern District of California. Itron's management has reviewed the complaint and believes it to be without merit. The patent in question was issued in 1988. Itron's management is unaware of any previous assertion by CellNet of any claim of patent infringement by Itron. Itron intends to vigorously defend this suit. The complaint seeks injunctive relief as well as monetary damages, costs and attorneys' fees.

         On May 29, 1997, Itron and its Chief Executive Officer and President, Johnny M. Humphreys, received a complaint alleging securities fraud filed by Mark G. Epstein, on his own behalf and on behalf of all others similarly situated, in the U.S. District Court for the Eastern District of Washington. The complaint seeks class action status on behalf of all persons who purchased the common stock of the Company during the period of September 11, 1995 through October 22, 1996, and lost money. Itron's management is reviewing the complaint and intends to vigorously defend this suit. The complaint seeks injunctive relief as well as monetary damages, costs and attorneys' fees and unspecified equitable or injunctive relief.

         There can be no assurance that the Company will prevail in any of the above actions or, even if it does prevail, that the legal costs incurred by the Company in connection therewith will not have a material adverse effect on the Company's financial condition.

                            SELLING SECURITYHOLDERS

         The Notes were originally issued by the Company in a private placement and were resold by the initial purchasers thereof to qualified institutional buyers (within the meaning of Rule 144A under the Securities Act) in transactions exempt from registration under the Securities Act, and in sales outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The Shares were originally issued in transactions between the Company and Arkla, Inc., Centra Gas, Inc., UTS and Design Concepts, Inc. ("DCI"), or were or will be issued upon exercise of warrants that were issued in connection with a research and development partnership. The Notes, the Conversion Shares and the Shares offered pursuant to this Prospectus will be offered by the Selling Securityholders. The following table sets forth certain information as of May 23, 1997 concerning the principal amount of Notes beneficially owned by each Selling Securityholder and the number of Conversion Shares, or, in the case of Selling Securityholders selling only Shares, the number of Shares beneficially owned by each Selling Securityholder that may be offered from time to time pursuant to this Prospectus.







                                    NOTES AND CONVERSION SHARES                   SHARES
                                    ---------------------------                ----------
                             PRINCIPAL
                             AMOUNT OF
                               NOTES                      NUMBER OF           SHARES      NUMBER OF
                           BENEFICIALLY  PERCENTAGE      CONVERSION        BENEFICIALLY   SHARES TO
                            OWNED THAT    OF NOTES      SHARES THAT MAY    OWNED PRIOR    THAT MAY
      NAME                 MAY BE SOLD   OUTSTANDING      BE SOLD (1)      TO OFFERING     BE SOLD
 -----------------------------------------------------------------------------------------------------
 Arkansas PERS               $830,000        1.3            35,021

 Arkla Finance                                                                1,502,547      1,502,547
 Corporation(3)

 Bank of America             225,000         .4             9,493
 Convertible Securities
 Fund

 BG Holdings, Inc.(4)                                                         125,000          125,000

 Val Burton                                                                   3,752                375

 Centra Gas, Inc.(5)                                                          608,340          608,340

 Champion International      600,000         1.0            25,316
 Corporation Master
 Retirement Trust

 Credit Suisse First         4,000,000       6.3            168,776
 Boston Corp.

 Christian Science           200,000         .3             8,438
 Trustees for Gifts and
 Endowments

 Declaration of Trust for    695,000         1.1            29,324
 the Defined Benefit Plan
 of ICI American
 Holdings, Inc.

 Declaration of Trust for    475,000         .8             20,042
 the Defined Benefit Plan
 of ZENECA Holdings, Inc,

 Delaware State Employees    2,265,000       3.6            95,569
 Retirement Fund

 Delaware State              725,000         1.1            30,590
 Retirement Fund -
 Froley, Revy

 Delta Airlines              1,300,000       2.1            54,852
 Master Trust

 The Dow Chemical            830,000         1.3            35,021
 Company Employees'
 Retirement Plan

 Employee Benefit            120,000         .2             5,063
 Convertible Fund

 First Church of Christ,     225,000         .4             9,493
 Scientist - Endowment

 Franklin Investors          750,000         1.2            31,645
 Securities Trust -
 Convertible Securities
 Fund

                                                  SECURITIES BENEFICIALLY
                                                   OWNED AFTER OFFERING
                                                  -----------------------
                             SECURITIES TO
                               BE SOLD--
                             PERCENTAGE OF                      PERCENTAGE OF
                             COMMON STOCK                       COMMON STOCK
      NAME                  OUTSTANDING (2)     AMOUNT           OUTSTANDING
      ----                  ---------------     ------          -------------
 Arkansas PERS                    *                 0                     --

 Arkla Finance                 10.6                 0                     --
 Corporation(3)

 Bank of America                  *                 0                     --
 Convertible Securities
 Fund

 BG Holdings, Inc.(4)             *                 0                     --

 Val Burton                       *             3,377                     *

 Centra Gas, Inc.(5)              4.3               0                     --

 Champion International           *                 0                     --
 Corporation Master
 Retirement Trust

 Credit Suisse First              1.2               0                     --
 Boston Corp.

 Christian Science                *                 0                     --
 Trustees for Gifts and
 Endowments

 Declaration of Trust for         *                 0                     --
 the Defined Benefit Plan
 of ICI American
 Holdings, Inc.

 Declaration of Trust for         *                 0                     --
 the Defined Benefit Plan
 of ZENECA Holdings, Inc,

 Delaware State Employees         *                 0                     --
 Retirement Fund

 Delaware State                   *                 0                     --
 Retirement Fund -
 Froley, Revy

 Delta Airlines                   *                 0                     --
 Master Trust

 The Dow Chemical Company         *                 0                     --
 Employees' Retirement Plan

 Employee Benefit                 *                 0                     --
 Convertible Fund

 First Church of Christ,          *                 0                     --
 Scientist - Endowment

 Franklin Investors               *                 0                     --
 Securities Trust -
 Convertible Securities
 Fund




                                    NOTES AND CONVERSION SHARES                   SHARES
                                    ---------------------------                ----------
                             PRINCIPAL
                             AMOUNT OF
                               NOTES                      NUMBER OF           SHARES      NUMBER OF
                           BENEFICIALLY  PERCENTAGE      CONVERSION        BENEFICIALLY   SHARES TO
                            OWNED THAT    OF NOTES      SHARES THAT MAY    OWNED PRIOR    THAT MAY
      NAME                 MAY BE SOLD   OUTSTANDING      BE SOLD (1)      TO OFFERING     BE SOLD
 -----------------------------------------------------------------------------------------------------
 General Motors Employees    8,230,000       13.0           347,257
 Domestic Group Trust

 Eldon Hattervig                                                               59,352          5,935

 Steven Hodges                                                                183,601         18,360

 Donald Grundhauser                                                           202,077         20,208

 Hillside Capital             235,000         .4             9,915
 Incorporated Corporate
 Account

 ICI American Holdings        285,000         .5            12,025
 Pension Trust

 Ralph Langer                                                                  27,251          2,725

 NALCO Chemical               100,000         .2             4,219
 Retirement Trust

 Oregon Equity Fund         2,500,000        3.9           105,485

 Pacific Horizon Capital    3,000,000        4.7           126,582
 Income Fund

 Pacific Innovation Trust      55,000         .1             2,320
 Capital Income Fund

 Alan Poole                                                                   202,077         20,208

 Port Authority of            700,000        1.1            29,535
 Allegheny County
 Retirement And Disability
 Allowance Plan For
 Employees Represented By
 Local 85 of The Amalgamated
 Transit Union


 PRIM Board                 1,100,000        1.7            46,413

 RJR Nabisco, Inc.            570,000         .9            24,050
 Defined Benefit
 Master Trust

 Brian J. Schumaker                                                            11,800          1,180

 Shepherd Investment        1,525,000        2.4            64,345
 International Ltd.

 Victoria Stagi                                                                   300             30

 Stark International        1,525,000        2.4            64,345

 Starvest Discretionary        175,000        2.8             7,383

 The J.W. McConnell           525,000         .8            22,151
 Family Foundation

 Thermo Electron Balanced     650,000        1.0            27,426
 Investment Fund

 Ronald Van Auker                                                              74,075          7,407

 Westar Limited Partners
 (FKA KPL Limited
 Partners)(4)                                                                 200,000

 Stuart Edward White(6)                                                       631,428        200,000

 ZENECA Holdings Pension      285,000         .5            12,025                           126,285
 Trust

 Any other holder of
 Notes or future
 transferee, pledgee,
 donee or successor of
 or from any such other
 holder.(7)(8)             28,700,000       45.3         1,210,970



------------------------------------------------------------------------------------------------------



                                                  SECURITIES BENEFICIALLY
                                                   OWNED AFTER OFFERING
                                                  -----------------------
                             SECURITIES TO
                               BE SOLD--
                             PERCENTAGE OF                      PERCENTAGE OF
                             COMMON STOCK                       COMMON STOCK
      NAME                  OUTSTANDING (2)     AMOUNT           OUTSTANDING
      ----                  ---------------     ------          -------------
 General Motors Employees    2.4               0                     --
 Domestic Group Trust

 Eldon Hattervig             *                 53,417                *

 Steven Hodges               *                 165,241               1.2

 Donald Grundhauser          *                 181,869               1.3

 Hillside Capital            *                 0                     --
 Incorporated Corporate
 Account

 ICI American Holdings       *                 0                     --
 Pension Trust

 Ralph Langer                *                 24,526                *

 NALCO Chemical              *                 0                     --
 Retirement Trust

 Oregon Equity Fund          *                 0                     --

 Pacific Horizon Capital     *                 0                     --
 Income Fund

 Pacific Innovation Trust    *                 0                     --
 Capital Income Fund

 Alan Poole                  *                 181,869               1.3

 Port Authority of           *                 0                     --
 Allegheny County Retirement
 And Disability Allowance
 Plan For Employees
 Represented By Local 85
 Of The Amalgamated
 Transit Union

 PRIM Board                  *                                       --

 RJR Nabisco, Inc.           *                 0                     --
 Defined Benefit
 Master Trust

 Brian J. Schumaker          *                 10,620                *

 Shepherd Investment         *                 0                     --
 International Ltd.

 Victoria Stagi              *                 270                   *



 Stark International         *                 0                     --

 Starvest Discretionary       *                 0                     --

 The J.W. McConnell          *                 0                     --
 Family Foundation

 Thermo Electron Balanced    *                 0                     --
 Investment Fund

 Ronald Van Auker            *                 66,668                *

 Westar Limited Partners     1.4               0                     --
 (FKA KPL Limited
 Partners)(4)


 Stuart Edward White(6)      *                 505,143               3.6

 ZENECA Holdings Pension     *                 0                     --
 Trust

 Any other holder of         7.9               0                     --
 Notes or future
 transferee, pledgee,
 donee or successor of or
 from any such other
 holder.(7)(8)



-----------------------------------------------------------------------




*    Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder at the initial conversion price of $23.70 per share; such conversion price is subject to adjustment as described under "Description of Notes--Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act, and based upon 14,205,065 shares of Common Stock outstanding as of May 23, 1997, treating as outstanding the number of Conversion Shares issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such Selling Securityholder's Notes, but not assuming the conversion of the Notes or the exercise of warrants of any other Selling Securityholder. For warrants, the percentage is calculated by treating as outstanding the number of Shares issuable upon the assumed exercise of the full amount of the warrants by the Selling Securityholder, but not assuming the exercise of the warrants or the conversion of the Notes of any other Selling Securityholder.

(3) Arkla Finance Corporation ("Arkla Finance") held 1,502,547 (10.6%) of the Shares as of May 23, 1997. Michael B. Bracy, a director of the Company, is also a director of Arkla Finance. Mr. Bracy disclaims beneficial ownership of Shares held by Arkla Finance.

(4) Issuable upon exercise of outstanding warrants.

(5) Graham M. Wilson, a director of the Company, is a director of Centra Gas, Inc. Mr. Wilson disclaims beneficial ownership of the Shares held by Centra Gas, Inc.

(6) Mr. White, President of UTS, has been a director of the Company since 1996.

(7) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.

(8) Assumes that any other holders of Notes, or any further transferees, plegees, donees or successors of or from any such other holders of Notes, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

         The preceding table has been prepared based, in part, upon the information furnished to the Company by The Depository Trust Company ("DTC") and upon information furnished by the Selling Securityholders.

         The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the requirements of the Securities Act, all or a portion of their Notes or Shares since the date as of which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time, which changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Notes or Shares that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of Shares, Notes or Conversion Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution."

                              DESCRIPTION OF NOTES

         The Notes have been issued under an indenture, dated as of March 12, 1997 (the "Indenture"), between the Company and Chase Trust Company of California (formerly Chemical Trust Company of California) (the"Trustee"). The following summary of certain provisions of the Indenture and description of the Notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms that are not otherwise defined in this Prospectus. Whenever particular Sections or defined terms of the Indenture (or of the form of the Note that is a part thereof) are referred to, such Sections or defined terms are incorporated in their entirety herein by reference.

GENERAL

         The Notes in an aggregate principal amount of $63,400,000 are unsecured, subordinated general obligations of the Company, and will mature on March 31, 2004. The Notes bear interest at a rate of 6-3/4% per annum from March 18, 1997, or from the most recent Interest Payment Date on which interest has been paid or provided for. Interest is payable semiannually on March 31 and September 30 of each year, commencing September 30, 1997, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding March 15 or September 15 (whether or not a Business Day (as defined below)), as the case may be. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

         The Company has appointed the Trustee as registrar, Paying Agent and transfer agent of the Notes. In such capacities, the Trustee will be responsible for, among other things, (i) maintaining a record of the aggregate holdings of Notes represented by one or more global Notes (the "Global Notes") and accepting Notes for exchange and registration of transfer, (ii) ensuring that payments of principal and interest with respect to the Notes received by the Trustee from the Company are duly paid to the depositories or their respective nominees, and (iii) transmitting to the Company any notices from Holders.

         Payments of principal of and interest on the Notes will be made at the office of the Trustee or its agent in New York, New York or, at the option of the Holder and subject to any fiscal or other laws and regulations applicable thereto, at the corporate trust office of the Trustee or any Paying Agent outside New York, New York. Payment in respect of principal on Notes will be made only against surrender of such Notes and will be made by U.S. dollar check drawn on a bank in New York City or, for Holders of at least $2,000,000 of Notes, by wire transfer to an account maintained by the payee with a bank in the United States or Europe, provided that a written request from such Holder to such effect is received by the Trustee or any Paying Agent no later than 15 days prior to the relevant payment date. Payment in respect of interest on each Interest Payment Date with respect to any such Note will be made to the Person in whose name such Note is registered on the relevant Record Date by U.S. dollar check drawn on a bank in New York, New York or, for Holders of at least $2,000,000 of Notes, by wire transfer to an account maintained by the payee with a bank in the United States, provided that a written request from such Holder to such effect is received by the Trustee or any Paying Agent no later than the relevant Record Date. Unless such designation is revoked, any such designation made by such Person with respect to such Note will remain in effect with respect to any future payments with respect to such Note payable to such Person. The Company will pay any administrative costs imposed by banks in connection with remitting payments by wire transfer.

         If the due date for payment of any amount in respect of principal or interest on any Note is not a Business Day at the place in which it is presented for payment, the Holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day at such place and shall not be entitled to any further interest or other payment in respect of any such delay. As used in the Indenture regarding payment, "Business Day" means a day on which banks are open for business and carrying out transactions in U.S. dollars in the relevant place of payment.

         Subject to certain limitations set forth in the Indenture, the Company reserves the right at any time to vary or terminate the appointment of the Trustee or any Paying Agent with or without cause and to appoint another Trustee or additional or other Paying Agents and to approve any change in the specified offices through which any Paying Agent acts.

CONVERSION RIGHTS

         The Notes are convertible, in whole or in part, into Common Stock at the option of the Holder at any time prior to the close of business on the Business Day immediately preceding the maturity date, unless previously redeemed, initially at the conversion price stated on the cover page of this Prospectus. The right to convert the Notes called for redemption will terminate at the close of business on the Business Day immediately preceding the Redemption Date unless the Company defaults in making the payment due on the Redemption Date. For information as to notices of redemption, see " --
Optional Redemption."

         If the Company, by means of dividend or otherwise, declares or makes a distribution in respect of the Common Stock referred to in clause (iv) or (v) below, the Holder of each Note, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution pursuant to clause
(iv) or (v) below, will be entitled to receive for each share of Common Stock into which such Note is converted that portion of the evidences of indebtedness, shares of capital stock, cash and other property so distributed applicable to one share of Common Stock; provided, however, that the Company may, with respect to all Holders so converting, in lieu of distributing any portion of such distribution not consisting of cash or securities of the Company, pay such Holder cash equal to the fair market value thereof.

         The conversion price is subject to adjustment upon the occurrence of certain events, including (i) the payment of dividends (and other distributions) of Common Stock on any class of capital stock of the Company;
(ii) the issuance to all holders of Common Stock of rights, warrants or options entitling them to subscribe for or purchase Common Stock at less than the current market price (as defined) thereof; (iii) subdivisions and combinations of Common Stock; (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, securities, cash or property (excluding any rights, warrants or options referred to in clause (ii) above and any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in clause (i) above); (v) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, together with (a) other all-cash distributions made within the preceding 12 months and (b) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for the Common Stock concluded within the preceding 12 months, exceeds 10% of the Company's aggregate market capitalization (such aggregate market capitalization being the product of the current market price of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date of such distribution; and (vi) the successful completion of a tender or exchange offer made by the Company or any Subsidiary for the Common Stock which involves an aggregate consideration that, together with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for Common Stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of Common Stock made within the preceding 12 months, exceeds 10% of the Company's aggregate market capitalization on the expiration of such tender or exchange offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted.

         In the event that the Company distributes rights or warrants (other than those referred to in clause (ii) of the preceding paragraph) pro rata to holders of Common Stock, so long as any such rights or warrants have not expired or been redeemed by the Company, the Holder of any Note surrendered for conversion will be entitled to receive upon such conversion, in addition to the Conversion Shares, a number of rights or warrants to be determined as follows:
(i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the "Distribution Date"), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled to at the time of such conversion in accordance with the terms and provisions of and applicable to the rights or warrants, and (ii) if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Note was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of and applicable to the rights or warrants. The conversion price of the Notes will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

         In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, each Note then outstanding would, without the consent of any Holders, become convertible only into the kind and amount of securities, cash and other property receivable upon the transaction by a Holder of the number of shares of Common Stock which would have been received by such Holder immediately prior to such transaction if such Holder had converted its Note.

         Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

         Except as described in this paragraph, no Holder will be entitled, upon conversion thereof, to any actual payment or adjustment on account of accrued and unpaid interest (although such accrued and unpaid interest will be deemed paid by the appropriate portion of the Common Stock received by the Holders upon such conversion) or on account of dividends on shares of Common Stock issued in connection therewith. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the corresponding Interest Payment Date (except Notes called for redemption on a Redemption Date within such period between and including such Regular Record Date and such Interest Payment Date) must be accompanied by payment to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount converted.

         If at any time the Company makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the conversion price adjustment provisions of the Indenture, the conversion price of the Notes is reduced, such reduction may be deemed to be the receipt of taxable income to Holders of Notes.

         In addition, the Company may make such reductions in the conversion price as the Company's Board of Directors deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or for any other reasons.

OPTIONAL REDEMPTION

         The Notes may be redeemed at the Company's option, in whole or in part, on at least 20 but not more than 60 days' notice by mail to the registered Holders thereof, at any time on or after April 4, 2000, at the following Redemption Prices (expressed as percentages of principal amount), if redeemed during the 12-month period beginning on April 4 of the years set forth below:

              YEAR               PERCENTAGE
              ----               ----------
              2000                 103.375
              2001                 102.250
              2002                 101.125

and thereafter at 100% of the principal amount thereof, in each case together with accrued and unpaid interest to (but not including) the Redemption Date (subject to the rights of Holders of record on any Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to such Redemption Date). If less than all the Notes are to be redeemed, the Trustee will select or cause to be selected the Notes by such method as it deems fair and appropriate and which may provide for selection for redemption of portions of the principal amount of any Note of a denomination larger than $1,000.

         No sinking fund is provided for the Notes.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF NOTES

         In the event a Change in Control occurs, each Holder will have the right, at its option, to require the Company to repurchase all or any part of such Holder's Notes on the date (the "Repurchase Date") fixed by the Company that is not less than 30 days nor more than 45 days after the date the Company gives notice of the Change in Control, at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest through the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with a Paying Agent an amount of money sufficient to pay the aggregate Repurchase Price of the Notes which is to be paid on the Repurchase Date.

         The Company may not repurchase any Note pursuant to the preceding paragraph at any time when the subordination provisions of the Indenture otherwise would prohibit the Company from making payments of principal in respect of the Notes. Failure by the Company to repurchase the Notes when required under the preceding paragraph will constitute an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

         On or before the 15th day after the Company knows or reasonably should know a Change in Control has occurred, the Company will be required to mail to all Holders a notice (the "Company Notice") of the occurrence of such Change in Control, the date by which the repurchase right must be exercised, the Repurchase Price for the Notes and the procedures which the Holder must follow to exercise such right. To exercise the repurchase right, the Holder will be required to deliver, on or before the 30th day after the date of the Company Notice, written notice to the Company (or an agent designated by the Company for such purpose) of the Holder's exercise of such right, together with the certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer.

         The term "Beneficial Owner" shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the Commission under the Exchange Act or any successor provision thereto, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

         A "Change in Control" shall be deemed to have occurred at such time as
(i) any Person, or any Persons acting together in a manner which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, together with any Affiliates thereof,
(a) become the Beneficial Owners, directly or indirectly, of capital stock of the Company, entitling such Person or Persons and its or their Affiliates to exercise more than 50% of the total voting power of all classes of the Company's capital stock entitled to vote generally in the election of the Company's directors or (b) shall succeed in having sufficient of its or their nominees (who are not supported by a majority of the then current Board of Directors of the Company) elected to the Board of Directors of the Company such that such nominees, when added to any existing directors remaining on the Board of Directors of the Company after such election who are Affiliates of or acting in concert with such Persons, shall constitute a majority of the Board of Directors of the Company, (ii) the Company shall be a party to any transaction pursuant to which the Common Stock is converted into the right to receive other securities (other than common stock), cash and/or property (or the Company, by dividend, tender or exchange offer or otherwise, distributes other securities, cash and/or property to holders of Common Stock) and the value of all such securities, cash and/or property distributed in such transaction and any other transaction effected within the 12 months preceding consummation of such transaction (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) is more than 50% of the average of the daily Closing Prices for the five consecutive trading days ending on the Trading Day immediately preceding the date of such transaction (or, if earlier, the trading day immediately preceding the "ex" date for such transaction), or (iii) the Company shall consolidate with or merge into any other Person or sell, convey, transfer or lease its properties and assets substantially as an entirety to any Person other than a Subsidiary, or any other Person shall consolidate with or merge into the Company (other than, in the case of this clause (iii), pursuant to any consolidation or merger where Persons who are shareholders of the Company immediately prior thereto become the Beneficial Owners of shares of capital stock of the surviving company entitling such Persons to exercise more than 50% of the total voting power of all classes of such surviving company's capital stock entitled to vote generally in the election of directors).

         The effect of these provisions granting the Holders the right to require the Company to repurchase the Notes upon the occurrence of a Change in Control may make it more difficult for any Person or Group to acquire control of the Company or to effect a business combination with the Company. Moreover, under the Indenture, the Company will not be permitted to pay principal of or interest on the Notes, or otherwise acquire the Notes (including any repurchase at the election of the Holders upon the occurrence of a Change in Control) if a payment default on Senior Indebtedness has occurred and is continuing, or in the event of the insolvency, bankruptcy, reorganization, dissolution or other winding up of the Company where Senior Indebtedness is not paid in full. The Company's ability to pay cash to Holders following the occurrence of a Change in Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

         In the event a Change in Control occurs and the Holders exercise their rights to require the Company to repurchase Notes, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 (other than Commission filing requirements, if not then applicable) and 14e-1, as then in effect, with respect to any such purchase.

CONSOLIDATION, MERGER AND SALE OF ASSETS

         The Indenture provides that the Company, without the consent of the Holders, may consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person or may permit any Person to consolidate with or merge into, or transfer or lease its properties substantially as an entirety to, the Company, provided that (i) the successor, transferee or lessee is organized under the laws of any United States jurisdiction; (ii) the successor, transferee or lessee, if other than the Company, expressly assumes the Company's obligations under the Indenture and the Notes by means of a supplemental indenture entered into with the Trustee; (iii) after giving effect to the transaction, no Event of Default and no event which, with notice or lapse of time, or both, would constitute an Event of Default shall have occurred and be continuing; and (iv) certain other conditions are met.

         Under any consolidation by the Company with, or merger by the Company into, any other Person or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety as described in the preceding paragraph, the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

         An Event of Default is defined in the Indenture to be a (i) default in the payment of any interest upon any of the Notes for 30 days or more after such payment is due, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) default in the payment of the principal of and premium, if any, on any of the Notes when due, whether or not such payment is prohibited by the subordination provisions of the Indenture;
(iii) default in the Company's obligation to provide notice of a Change of Control or default in the payment of the repurchase price in respect of any Note on the repurchase date therefor (whether or not such payment is prohibited by the subordination provisions of the Indenture); (iv) default by the Company in the performance or breach of any of its other covenants in the Indenture which will not have been remedied by the end of a 60-day period after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes; (v) failure to pay when due upon final maturity or acceleration thereof any indebtedness for money borrowed by the Company or a Subsidiary (other than Non-Recourse Obligations) in an outstanding principal amount in excess of $5,000,000, if such indebtedness is not discharged, or such acceleration is not waived or annulled, within ten days after written notice as provided in the Indenture; and (vi) certain events of bankruptcy, insolvency or reorganization of the Company.

         "Non-Recourse Obligation" is defined in the Indenture as indebtedness or other obligations or that portion of indebtedness or other obligations incurred by a Subsidiary (the "Non-Recourse Subsidiary") with respect to the acquisition of assets not previously owned by the Company or any Subsidiary or the financing of a project involving the development or expansion of properties of the Company or any Subsidiary (i) as to which neither the Company nor any of its Subsidiaries (other than the Non-Recourse Subsidiary) (a) provides credit support (including any undertaking, agreement or instrument that would constitute indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which would permit (upon notice, lapse of time, or both) any holder of any other indebtedness of the Company or any of its Subsidiaries to declare a default under such other indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Subsidiary other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

         The Indenture provides that if an Event of Default (other than of a type referred to in clause (vi) of the preceding paragraph) shall have occurred and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare the principal amount of all Notes to be immediately due and payable. Such declaration may be rescinded if certain conditions are satisfied. If an Event of Default of the type referred to in clause (vi) of the preceding paragraph shall have occurred, the principal amount of the Outstanding Notes shall automatically become immediately due and payable.

         The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Notes may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, provided that such direction is not in conflict with any rule of law or with the Indenture. The Trustee may take any other action deemed proper by it that is not inconsistent with such direction.

         The Indenture contains provisions entitling the Trustee, subject to its duty during the continuance of an Event of Default to act with the required standard of care, to be indemnified by the Holders before proceeding to exercise any right or power under the Indenture at the request of the Holders.

         No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture.

         The Indenture requires the Company to file annually with the Trustee a certificate, executed by a designated officer of the Company, stating to the best of his knowledge that the Company is not in default under certain covenants under the Indenture or, if he has knowledge that the Company is in such default, specifying such default.

MODIFICATION AND WAIVER

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes, to enter into one or more supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of the Holders of the Notes, except that no such modification or amendment may, without the consent of the Holders of each of the Outstanding Notes affected thereby, among other things, (i) change the Stated Maturity of the principal of or any installment of interest on any Note; (ii) reduce the principal amount thereof or any premium thereon or the rate of interest thereon; (iii) adversely affect the right of any Holder to convert any Note as provided in the Indenture; (iv) change the place of payment where, or the coin or currency in which, the principal of any Note or any premium or interest thereon is payable; (v) impair the right to institute suit for the enforcement of any such payment on or with respect to any Note on or after the Stated Maturity (or, in the case of redemption, on or after the Redemption Date); (vi) modify the subordination provisions of the Indenture in a manner adverse to the Holders; (vii) modify the redemption provisions of the Indenture in a manner adverse to the Holders; (viii) modify the provisions of the Indenture relating to the Company's requirement to offer to repurchase Notes upon a Change in Control in a manner adverse to the Holders; (ix) reduce the percentage in principal amount of the Outstanding Notes the consent of whose Holders is required for any such modification or amendment of the Indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, the Indenture; or (x) modify the foregoing requirements.

         The Holders of a majority in principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in principal amount of the Outstanding Notes may, on behalf of the Holders of all Notes, waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holders of each Outstanding Note affected.



SUBORDINATION

         The payment of the principal of and premium, if any, and interest on the Notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. When there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon, or provision for such payment in money or money's worth, before the Holders will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes. No payments on account of principal of, premium, if any, or interest on the Notes or on account of the purchase or acquisition of Notes may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness or if any judicial proceeding is pending with respect to any such default.

         By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness or of the Notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Holders.

         "Senior Indebtedness" is defined in the Indenture as the principal of and premium, if any, and interest on all indebtedness for money borrowed by the Company, other than the Notes, whether outstanding on the date of execution of the Indenture or thereafter created, incurred, guaranteed or assumed, except such indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it (i) is junior in right of payment to the Notes or any other indebtedness of the Company or (ii) ranks pari passu in right of payment to the Notes. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (a) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (b) all obligations of the Company with respect to interest rate hedging arrangements to hedge interest rates relating to Senior Indebtedness of the Company, (c) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument, and (d) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets, which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles.

         At March 31, 1997, Senior Indebtedness and indebtedness of the Company's Subsidiaries were approximately $6.4 million. The Company and its Subsidiaries expect from time to time to incur additional indebtedness. The Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness or additional indebtedness of the Company's Subsidiaries.

DEFEASANCE

         The Indenture provides that (i) if applicable, the Company will be discharged from any and all obligations in respect of the Outstanding Notes (except for certain obligations to register the transfer or exchange of Notes, to replace stolen, lost or mutilated Notes, to provide for conversion of the Notes, to maintain Paying Agents and hold moneys for payment in trust and to repurchase Notes in the event of a Change in Control) or (ii) if applicable, the Company may decide not to comply with certain restrictive covenants, but not including the obligation to provide for conversion of the Notes or repurchase Notes in the event of a Change in Control, and that such decision will not be deemed to be an Event of Default under the Indenture and the Notes, in either of case (i) or (ii) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in written opinions thereof to pay the principal of, premium, if any, and each installment of interest on the Outstanding Notes. With respect to clause (ii), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants will remain in full force and effect. Such trust may only be established if, among other things (a) with respect to clause (i), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the U.S. Internal Revenue Service (the "Service") a ruling or there has been a change in law which, in the opinion of counsel to the Company, provides that Holders will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (ii), the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (b) no Event of Default (or event that with notice or lapse of time, or both, would constitute an Event of Default) shall have occurred or be continuing; (c) the Company has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and
(d) certain other customary conditions precedent are satisfied.

BOOK-ENTRY

         The Notes have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof. Except as otherwise provided in the Indenture, the Notes are evidenced by the Global Notes deposited with the Trustee as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co. as DTC's nominee. Record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts of Persons who have accounts with such depository. Ownership of beneficial interests in the Global Notes will be limited to Persons who maintain accounts with DTC ("participants") or Persons who hold interests through participants, through the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel"), if they are participants in such systems, or through indirect participants (as defined below). Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of Persons other than participants).

         So long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or an Event of Default has occurred and is continuing with respect to such Note, or unless a request for certificates is made upon 60 days' prior written notice as described under " -- Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein and, if applicable, those of Euroclear and Cedel). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in definitive form, such Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

         Payments of principal of and interest on the Global Notes will be made to DTC or its nominee as the registered owner thereof. None of the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest with respect to the Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. The laws of some U.S. states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Notes to such Persons may be limited. Because DTC can only act on behalf of participants who, in turn, act on behalf of indirect participants and certain banks, the ability of a Person having a beneficial interest in a Global Note to pledge such interest to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. Transfers between participants in Euroclear and Cedel will be effected in the ordinary course in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the Notes described above, cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear and Cedel participants, on the other hand, will be effected in DTC in accordance with its rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payments in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel participants and Euroclear participants may not deliver instructions directly to the depositaries for Cedel or Euroclear, respectively.

         Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a DTC participant will be credited during the securities settlement processing day (which must be a Business Day for Euroclear and Cedel) immediately following the DTC settlement date, and such credit of any transactions in interests in a Global Note settled during such processing day will be reported to the relevant Euroclear or Cedel participant on such day. Cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Cedel cash account only as of the Business Day for Euroclear or Cedel following the DTC settlement date.

         DTC has advised the Company that it will take any action permitted to be taken by a Holder (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended certificated Notes in definitive form, and to distribute such Notes to its participants.

         DTC has advised the Company that DTC is a limited purpose trust company organized under the laws of the State of New York; a member of the Federal Reserve System; a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Although DTC, Cedel and Euroclear have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among their respective participants, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Cedel or Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

         If any depository is at any time unwilling or unable to continue as a depository for the reasons set forth under "--Book-Entry," the Company will issue certificates for the Notes in definitive, fully registered form, without interest coupons, in exchange for the Global Notes. In addition, upon request, the Company will issue certificates for Notes in definitive, fully registered form, without interest coupons, in exchange for beneficial interests of like principal amount in the Global Note, but only upon at least 60 days' prior written notice given to the Trustee in accordance with DTC's customary procedures. Upon receipt of such notice from the Trustee, the Company will cause the requested certificates to be prepared for delivery. In all cases, certificates for Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC.

         Notwithstanding any statement herein, the Company and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing Notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws, to ensure that the registration statement or any post-effective amendment covering the Notes and the Conversion Shares is declared effective by the Commission, or as DTC, Euroclear or Cedel may require.

REGARDING THE TRUSTEE

         Chase Trust Company of California (formerly Chemical Trust Company of California) is the Trustee under the Indenture.

GOVERNING LAW

         The Indenture and the Notes are governed by and are to be construed in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

NOTES AND CONVERSION SHARES

         Pursuant to a Registration Rights Agreement dated March 12, 1997 (the "Notes Registration Rights Agreement") between the Company and the initial purchasers named therein entered into in connection with the initial offering of the Notes by the Company, the Registration Statement of which this Prospectus forms a part was filed with the Commission covering the resale of the Notes and the Common Stock issuable upon conversion of the Notes (the "Securities"). The Company has agreed to use all reasonable efforts to keep the Registration Statement effective until two years from the effective date of the Registration Statement (or such earlier date when the holders of Securities are able to sell all such Securities immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise). The Company will be permitted to suspend the use of this Prospectus (which is a part of the Registration Statement) in connection with sales of Securities by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. The specific provisions relating to the registration rights described above are contained in the Notes Registration Rights Agreement, and the foregoing summary is qualified in its entirety by the provisions of such agreement.

         Sales of the Notes and the Conversion Shares may be effected by or for the account of the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Notes or Conversion Shares directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders, or to broker-dealers who may purchase Notes or Conversion Shares as principals and thereafter sell the Notes or Conversion Shares from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by Selling Securityholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Notes or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Notes or Conversion Shares offered hereby may be deemed to be underwriting commissions or discounts under the Securities Act.

         At the time a particular offering of the Notes and/or the Conversion Shares is made and to the extent required, the aggregate principal amount of Notes and number of Conversion Shares being offered, the name or names of the Selling Securityholders, and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the Selling Securityholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying Prospectus Supplement.

         Pursuant to the Notes Registration Rights Agreement, the Company has agreed to pay all expenses incident to the offer and sale of the Notes and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Selling Securityholders may be required to make in respect thereof.

         To comply with the securities laws of certain jurisdictions, if applicable, the Notes and Conversion Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Notes or the Conversion Shares may be limited in its ability to engage in market activities with respect to such Notes or Conversion Shares. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchase and sales of any of the Notes and Conversion Shares by the Selling Securityholders. The foregoing may affect the marketability of the Notes and Conversion Shares.

SHARES

         The Shares offered hereby have been registered pursuant to (i) an Amended and Restated Registration Rights Agreement dated as of March 25, 1996 (the "Shares Registration Rights Agreement") between the Company and certain individuals and entities named therein and (ii) the Registration Rights Agreement dated as of May 2, 1997 among the Company and certain individuals named therein (the "DCI Registration Rights Agreement"). The Shares have been registered to remove their restricted status under the Securities Act.
Pursuant to this registration Selling Securityholders may choose to sell all or any of the Shares from time to time in transactions on the Nasdaq National Market or otherwise at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In addition, the Selling Securityholders may effect distributions of the Common Stock by means of short sales "against the box," in which a Selling Securityholder's obligation to deliver shares of Common Stock at a date subsequent to the short sale is fulfilled by delivery of Shares referred to in this Prospectus. The Company may suspend the use of this Prospectus for sales of Shares under certain circumstances.

         The Shares may be sold in one or more of the following transactions:
(a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by Selling Securityholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Securityholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchase of such shares, from such purchaser). Broker-dealers may agree with the Selling Securityholders to sell a specified number of Shares at a stipulated price per Share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Securityholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to such Selling Securityholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above.

         Pursuant to the Shares Registration Rights Agreement and the DCI Registration Rights Agreement, the Company has agreed to pay all expenses incident to the offer and sale of the Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Selling Securityholders may be required to make in respect thereof.

                                 LEGAL MATTERS

         The legality of the securities being offered hereby is being passed upon for the Company by Perkins Coie, Seattle, Washington.

                                    EXPERTS

         The consolidated financial statements and related financial statement schedules of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of any offer to buy the securities described herein by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.





                            ------------------------



                                TABLE OF CONTENTS


                                                               PAGE
                                                               ----

Available Information .......................................   3
Forward-Looking Statements ..................................   3
Incorporation of
     Certain Documents by Reference .........................   4
The Company .................................................   5
Risk Factors ................................................   7
Use of Proceeds .............................................  12
Ratio of Earnings to Fixed Charges ..........................  13
Legal Proceedings ...........................................  13
Selling Securityholders .....................................  14
Description of Notes ........................................  17
Plan of Distribution ........................................  27
Legal Matters ...............................................  28
Experts .....................................................  28





                                   ITRON, INC.






                                   $63,400,000
                         6 3/4% CONVERTIBLE SUBORDINATED
                                 NOTES DUE 2004
                                       AND
                             SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF
                                       AND
                        2,638,600 SHARES OF COMMON STOCK







                                   PROSPECTUS

                                  June __, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses by Registrant in connection with the sale of the securities being registered. Normal brokerage commissions and fees are payable individually by the Selling Securityholders. All amounts are estimates except the Securities and Exchange Commission ("SEC") registration fee.


            SEC registration fee ........................................            $39,305
            Printing and engraving expenses .............................              3,000
            Legal fees and expenses .....................................             20,000
            Accounting fees and expenses ................................              3,000
            Blue sky fees and expenses ..................................              1,000
            Transfer agent fees .........................................              2,000
            Miscellaneous fees and expenses .............................              1,695
                                                                                     -------
                 Total ..................................................            $70,000
                                                                                     =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the Registrant's Restated Bylaws provides for indemnification of the Registrant's directors and officers to the maximum extent permitted by Washington law.

         Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 9 of the Registrant's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the Registrant and its shareholders. Certain of the directors of the Registrant, who are affiliated with principal shareholders of the Registrant, also may be indemnified by such shareholders against liability they may incur in their capacity as a director of the Registrant, including pursuant to a liability insurance policy for such purpose.

         The Registrant has entered into an Indemnification Agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the officer or director to the full extent permitted by Washington law. In addition, the Registrant agrees to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee or agent of the Registrant, or that being or having been such a director, officer, employee or agent, such director is or was serving at the request of the Registrant as a director, officer, employee, trustee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity as a director, officer, employee, trustee or agent or in any other capacity while serving as a director, officer, employee, trustee or agent. The officer or director is not indemnified for any action, suit, claim or proceeding instituted by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the Registrant's Board of Directors or unless the action is to enforce the provisions of the Indemnification Agreement.

         No indemnity pursuant to the Indemnification Agreements may be provided by the Registrant on account of any suit in which a final, unappealable judgment is rendered against an officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the Registrant in violation of the provisions of Section 16(b) of the Exchange Act, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Registrant.

         Officers and directors of the Registrant are covered by insurance (with certain exceptions and certain limitations) that indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.

         The above discussion of the WBCA and the Registrant's Bylaws and Amended and Restated Articles of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute, the Bylaws and the Amended and Restated Articles of Incorporation.

ITEM 16.  EXHIBITS


        4.1 Indenture, dated as of March 12, 1997, between the Company and Chemical Trust Company of California, as Trustee, including the form of the Note (filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated March 18, 1997 and incorporated herein by reference).

        4.2 Registration Rights Agreement, dated March 12, 1997, between the Registrant, Credit Suisse First Boston Corporation and Hambrecht & Quist LLC.

        5.1 Opinion of Perkins Coie, counsel to the registrant, regarding the legality of the Securities

        12.1    Statement regarding computation of ratios

        23.1 Consent of Deloitte & Touche LLP, independent auditors (contained on page II-5)

        23.2    Consent of Perkins Coie (contained in Exhibit 5.1)

        24.1    Power of attorney (contained on signature page)

        25.1 Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1.

ITEM 17.  UNDERTAKINGS

         A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         B.       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-offering amendment any of the securities being registered which remain unsold at the termination of the offering.

         C. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Spokane, State of Washington, on the 30th day of May, 1997.

                                    ITRON, INC.


                                           /S/ JOHNNY M. HUMPHREYS
                                    ------------------------------------------
                                    By:    JOHNNY M. HUMPHREYS
                                           President, Chief Executive Officer,
                                           and Director



                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes Johnny M. Humphreys and David G. Remington, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments, and any related Rule 462(b) Registration Statement and any amendment thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 30th day of May, 1997

            SIGNATURE                                 TITLE
            ---------                                 -----

/S/ PAUL A. REDMOND                         Chairman of the Board
------------------------------------
Paul A. Redmond

   /S/ JOHNNY M. HUMPHREYS                  President, Chief Executive Officer and Director
------------------------------------        (Principal Executive Officer)
   Johnny M. Humphreys

   /S/ DAVID G. REMINGTON                   Chief Financial Officer (Principal Financial and
------------------------------------        Accounting Officer)
   David G. Remington

   /s/ MICHAEL B. BRACY                     Director
------------------------------------
   Michael B. Bracy

   /s/ TED C. DEMERRITT                     Director
------------------------------------
   Ted C. DeMerritt

   /s/ JON E. ELIASSEN                      Director
------------------------------------
   Jon E. Eliassen

   /s/ MARY ANN PETERS                      Director
------------------------------------
   Mary Ann Peters

   /s/ STUART EDWARD WHITE                  Director
------------------------------------
   Stuart Edward White

   /s/ GRAHAM M. WILSON                     Director
------------------------------------
   Graham M. Wilson

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in Itron, Inc.'s Registration Statement on Form S-3 of our report dated February 7, 1997, appearing in the Annual Report on Form 10-K of Itron, Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus which is a part of this Registration Statement.

                              DELOITTE & TOUCHE LLP



Seattle, Washington
May 30, 1997

                                  EXHIBIT INDEX



     EXHIBIT
      NUMBER

        4.1 Indenture, dated as of March 12, 1997, between the Registrant and Chemical Trust Company of California, as Trustee, including the form of the Note (filed as Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated March 18, 1997 and incorporated herein by reference).


        4.2 Registration Rights Agreement, dated March 12, 1997, between the Company, Credit Suisse First Boston Corporation and Hambrecht & Quist LLC.


        5.1 Opinion of Perkins Coie, counsel to the registrant, regarding the legality of the Securities

        12.1    Statement regarding computation of ratios


        23.1 Consent of Deloitte & Touche LLP, independent auditors (contained on page II-5)


        23.2    Consent of Perkins Coie (contained in Exhibit 5.1)


        24.1    Power of attorney (contained on signature page)


        25.1 Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee on Form T-1.